As filed with the Securities and Exchange Commission on December 19, 2013

Registration No. 333- 120701

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THOMAS PROPERTIES GROUP, INC.

(Parkway Properties, Inc. as successor by merger to Thomas Properties Group, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	20-0852352
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

c/o Parkway Properties, Inc. Bank of America Center 390 North Orange Avenue, Suite 2400 Orlando, Florida	32801
(Address of principal executive offices)	(Zip code)

2004 Equity Incentive Plan

2004 Non-Employee Directors Restricted Stock Plan

(Full title of the Plan)

Jeremy R. Dorsett

Parkway Properties, Inc.

390 N. Orange Avenue

Suite 2400

Orlando, FL 32801

(Name and address of agent for service)

(407) 650-0593

(Parkway Properties, Inc. as successor by merger to Thomas Properties Group, Inc.)

(Telephone number, including area code, of agent for service)

Copies to:

David W. Bonser, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (No. 333-120701) of Thomas Properties Group, Inc. (the “Company”) registering 2,071,906 shares of common stock, par value $0.01 per share, of the Company under the Company’s 2004 Equity Incentive Plan and 2004 Non-Employee Directors Restricted Stock Plan (the “Registration Statement”).

Effective December 19, 2013, pursuant to that certain Agreement and Plan of Merger, dated September 4, 2013, by and among Parkway Properties, Inc., a Maryland corporation (“Parkway”), Parkway Properties LP, a Delaware limited partnership, PKY Masters LP, a Delaware limited partnership and a wholly owned subsidiary of Parkway LP, the Company and Thomas Properties Group, L.P., a Maryland limited partnership, the Company merged with and into Parkway with Parkway continuing as the surviving corporation.

As a result of the merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Orlando, State of Florida on December 19, 2013.

PARKWAY PROPERTIES, INC.
as successor by merger to Thomas Properties Group, Inc.

By:	/s/ Jeremy R. Dorsett
Jeremy R. Dorsett
Executive Vice President and General Counsel

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.